EXHIBIT 16.1


April 27, 2004


Securities and Exchange Commission
450 Fifth Street SW
Washington, D.C. 20549


Dear Sirs:

We are in agreement with the statements made by the above registrant in its Form 8-K dated April 27, 2005.

Our independent auditor's report on the financial statements of Reward Enterprises, Inc. for the year ended June 30, 2004 contained no adverse opinion or disclaimer of opinion, nor was modified as to audit scope, accounting principals, or uncertainties other than the ability to continue as a going concern.

There were no disagreements with Reward Enterprises, Inc. on any matter of accounting principals or practices, financial statement disclosure, or auditing scope or procedure.

Sincerely,

/s/ Williams & Webster, P.S.
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Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington